SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549-1004

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

February 22, 2011

Date of Report (Date of Earliest Event Reported)

LEFT BEHIND GAMES INC.

(Exact name of registrant as specified in its charter)

WASHINGTON	000-50603	91-0745418
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

25060 HANCOCK AVENUE, SUITE 103 BOX 110, MURRIETA, CA		92562
(Address of principal executive offices)		(Zip code)

(951) 894-6597

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Agreement.

On February 22, 2011, Left Behind Games, Inc., a Nevada corporation (the “Company”), entered into an Equity Purchase Agreement (the “Agreement”) with Modesa Enterprises LLC, a Delaware limited liability company (“Modesa” or the “Investor”), pursuant to which Modesa agreed to purchase up to an aggregate of $10,000,000 of the Company’s Common Stock from time to time and upon the election of the Company during the two year term of the Agreement.

At any time and from time to time during term of the Agreement, the Company may deliver a Put Notice to Modesa, subject to the conditions set forth in the Agreement, therein notifying the amount of shares (the “Put Shares”) which the Company is requiring Modesa to purchase, provided, however, that the Investment Amount identified in the applicable Put Notice shall not be greater than the lesser of (a) Five Hundred Thousand Dollars ($500,000), or (b) Two Hundred Fifty (250%) percent of the average of the Dollar Volume for the twenty (20) Trading Days immediately preceding the Put Date. The Purchase Price of Put Shares shall be equal to 92% of the Market Price (defined in the Agreement as the average of the two (2) lowest Closing Bid Prices during the period of five (5) Trading Days immediately following the date on which the applicable Put Notice is deemed to be delivered and during which the Purchase Price of the Common Stock is valued (the “Valuation Period”), subject to adjustment in the case of an Valuation Event per the Agreement).  "Valuation Event” shall mean an event in which the Company at any time during a Valuation Period takes any of the following actions:

(a)

subdivides or combines the Common Stock;

(b)

pays a dividend in shares of Common Stock or makes any other distribution of shares of Common Stock, except for dividends paid with respect to any series of preferred stock authorized by the Company, whether existing now or in the future;

(c)

issues any options or other rights to subscribe for or purchase shares of Common Stock other than pursuant to this Agreement and the price per share for which shares of Common Stock may at any time thereafter be issuable pursuant to such options or other rights shall be less than the Closing Bid Price in effect immediately prior to such issuance;

(d)

issues any securities convertible into or exchangeable for shares of Common Stock and the consideration per share for which shares of Common Stock may at any time thereafter be issuable pursuant to the terms of such convertible or exchangeable securities shall be less than the Closing Bid Price  in effect immediately prior to such issuance;

(e)

issues shares of Common Stock otherwise than as provided in the foregoing subsections (a) through (d), at a price per share less, or for other consideration lower, than the Closing Bid Price in effect immediately prior to such issuance, or without consideration; or

(f)

makes a distribution of its assets or evidences of indebtedness to the holders of Common Stock as a dividend in liquidation or by way of return of capital or other than as a dividend payable out of earnings or surplus legally available for dividends under applicable law or any distribution to such holders made in respect of the sale of all or substantially all of the Company's assets (other than under the circumstances provided for in the foregoing subsections (a) through (e).

The Closing Date of each Put Notice shall be the sixth (6th) Trading Day following the Put Date related to such Closing, or such earlier date as the Company and Modesa shall agree, provided all conditions to such Closing have been satisfied on or before such Trading Day.

If at any time or from time to time after the date of effectiveness of the Registration Statement as discussed below, the Company delivers a Blackout Notice to Modesa, Modesa shall not offer or sell any Put Shares, Warrant Shares (as defined below), or Blackout Shares (as defined below), or engage in any other transaction involving or relating to such shares, from the time of the Blackout Notice until Investor receives written notice from the Company that such Potential Material Event either has been disclosed to the public or no longer constitutes a Potential Material Event (such period, a "Blackout Period").

In the event that, (i) within fifteen (15) Trading Days following any Closing Date, the Company delivers a Blackout Notice to Investor, and (ii) the Closing Bid Price on the Trading Day immediately preceding the applicable Blackout Period ("Old Bid Price") is greater than the Closing Bid Price on the first Trading Day following such Blackout Period that Investor may sell its Registrable Securities pursuant to an effective Registration Statement ("New Bid Price"), then the Company shall issue to Investor the number of additional shares of Registrable Securities (the "Blackout Shares") equal to the excess of (x) the product of the number of Put Shares held by Investor immediately prior to the Blackout Period that were issued on the most recent Closing Date (the "Remaining Put Shares") multiplied by the Old Bid Price, divided by the New Bid Price, over (y) the Remaining Put Shares.

In connection with the Agreement, the Company also issued a Warrant to Modesa.  The Warrant is exercisable by Modesa to purchase up to 22,500,000 shares of Common Stock of the Company (the “Warrant Shares”) at an exercise price of $0.0038, subject to anti-dilution protection, from the issuance date to the fifth anniversary of the issuance date.  Warrant is also exercisable via a “cashless exercise.”

On February 22, 2011, the Company also entered into a Registration Rights Agreement with Modesa pursuant to which the Company agreed to file a Registration Statement on Form S-1 with the Securities and Exchange Commission with 30 days of the agreement therein registering a sufficient amount of shares issuable by the Company under the Agreement and the Warrant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEFT BEHIND GAMES INC.

DATE: February 22, 2011	By:	/s/ TROY A. LYNDON
	Name:	Troy A. Lyndon
	Title:	Chief Executive Officer, Chief Financial Officer and Chairman of the Board

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